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                                                                  EXHIBIT 23.1



                        CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 14, 1996, which appears on page 45 of the 1995 Annual Report to Stockholders of Baxter International Inc. (Baxter), which is incorporated by reference in Baxter's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 15 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP
Chicago, Illinois
December 30, 1996